Exhibit 2
CHEVRON
EMPLOYEE SAVINGS INVESTMENT PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
TOGETHER WITH REPORT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
DECEMBER 31, 2007 AND 2006
MORRIS, DAVIS & CHAN LLP
Certified Public Accountants

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
TABLE OF CONTENTS

PAGE

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2007 and 2006	2-3

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2007 and 2006	4-5

Notes to Financial Statements	6-13

Supplemental Schedules:

Schedule H — Part IV, Line 4(i) — Schedule of Assets Held for Investment Purposes as of December 31, 2007	14

Schedule H — Part IV, Line 4(j) — Schedule of Reportable Transactions for the Year Ended December 31, 2007	15

i

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Participants and Plan Administrator
Chevron Employee Savings Investment Plan
We have audited the accompanying statements of net assets available for benefits of the Chevron Employee Savings Investment Plan (the Plan) as of December 31, 2007 and 2006, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2007 and 2006, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.
Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 2007 and reportable transactions for the year ended December 31, 2007, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ Morris, Davis & Chan LLP
Oakland, California
June 11, 2008

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2007
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Assets

Investments — at fair value:
Chevron Corporation common stock
Allocated to participants	$—	$8,158,648	$—	$8,158,648
Unallocated	—	—	687,383	687,383
Corporate common stock	8,434	—	—	8,434
Fund investments	6,503,625	—	—	6,503,625
Debt instruments	306	—	—	306
Loans to participants	103,664	—	—	103,664
Cash equivalents	630	—	119,939	120,569

Total investments	6,616,659	8,158,648	807,322	15,582,629

Receivables:
Employer contribution	—	26	—	26
Employee contributions	5	1	—	6
Due from broker	463	—	—	463

Total receivables	468	27	—	495

Total assets	6,617,127	8,158,675	807,322	15,583,124

Liabilities

Due to broker	101	—	—	101
Interest payable	—	—	7,811	7,811
ESOP notes payable	—	—	213,223	213,223

Total liabilities	101	—	221,034	221,135

Net assets available for benefits	$6,617,026	$8,158,675	$586,288	$15,361,989

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2006
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Assets

Investments — at fair value:
Chevron Corporation common stock
Allocated to participants	$—	$6,803,980	$—	$6,803,980
Unallocated	—	—	611,472	611,472
Corporate common & preferred stock	9,667	—	—	9,667
Fund investments	5,800,727	—	—	5,800,727
Debt instruments	302	—	—	302
Loans to participants	102,700	—	—	102,700
Cash equivalents	1,626	—	58,200	59,826

Total investments	5,915,022	6,803,980	669,672	13,388,674

Receivables:
Due from broker	412	—	—	412

Total receivables	412	—	—	412

Total assets	5,915,434	6,803,980	669,672	13,389,086

Liabilities

Due to broker	353	—	—	353
ESOP notes payable	—	—	213,222	213,222

Total liabilities	353	—	213,222	213,575

Net assets available for benefits	$5,915,081	$6,803,980	$456,450	$13,175,511

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2007
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Additions

Contributions:
Employer contributions	$9	$204,959	$—	$204,968
Participant contributions	199,136	69,853	—	268,989
Participant rollovers	53,990	12,889	—	66,879

Total contributions	253,135	287,701	—	540,836

Investment income:
Interest	17	—	4,209	4,226
Dividends	209	202,367	18,114	220,690
Net appreciation in fair value of investments	408,931	1,795,777	156,342	2,361,050
Interest on participant loans	6,362	—	—	6,362

Total investment income	415,519	1,998,144	178,665	2,592,328

Total additions	668,654	2,285,845	178,665	3,133,164

Deductions

Interest expense	—	—	15,623	15,623
Distribution to participants	488,753	406,428	—	895,181
Administrative fees	2,496	182	—	2,678

Total deductions	491,249	406,610	15,623	913,482

Interfund transfers	524,540	(524,540)	—	—

Intra-plan transfers	—	—	(33,204)	(33,204)

Net increase	701,945	1,354,695	129,838	2,186,478

Net assets available for benefits:
Beginning of year	5,915,081	6,803,980	456,450	13,175,511

End of year	$6,617,026	$8,158,675	$586,288	$15,361,989

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2006
(thousands of dollars)

	Participant	Non-Participant Directed
	Directed	Allocated	Unallocated	Total
Additions

Contributions:
Employer contributions	$11	$167,889	$—	$167,900
Participant contributions	159,918	62,322	—	222,240
Participant rollovers	43,692	10,325	—	54,017

Total contributions	203,621	240,536	—	444,157

Investment income:
Interest	23	—	2,558	2,581
Dividends	—	196,379	17,744	214,123
Net appreciation in fair value of investments	604,892	1,648,538	143,686	2,397,116
Interest on participant loans	5,501	—	—	5,501

Total investment income	610,416	1,844,917	163,988	2,619,321

Total additions	814,037	2,085,453	163,988	3,063,478

Deductions

Interest expense	—	—	17,087	17,087
Distribution to participants	387,352	334,083	—	721,435
Administrative fees	496	56	—	552

Total deductions	387,848	334,139	17,087	739,074

Interfund transfers	725,229	(725,229)	—	—

Intra-plan transfers	—	—	(5,921)	(5,921)

Net increase	1,151,418	1,026,085	140,980	2,318,483

Transfer of Plan assets from Unocal Savings Plan	458,712	116,086	—	574,798

Net assets available for benefits:
Beginning of year	4,304,951	5,661,809	315,470	10,282,230

End of year	$5,915,081	$6,803,980	$456,450	$13,175,511

The accompanying notes are an integral part of these financial statements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 1 — Description of the Plan
The following description of the Chevron Employee Savings Investment Plan (ESIP or the Plan), provides only general information. Participants should refer to the Plan document or Summary Plan Description for a more complete description of the Plan’s provisions.
The Plan is a defined contribution plan that is intended to be a qualified profit-sharing plan under section 401(a) of the Internal Revenue Code (the Code), a qualified cash or deferred arrangement under section 401(k) of the Code, and, effective December 1, 1989, to include a leveraged Employee Stock Ownership Plan (ESOP) qualified under section 4975(e)(7) of the Code.
Plan Merger. On June 28, 2006, the Unocal Savings Plan merged with and into the ESIP, and assets of $574,798,320 (inclusive of participant loans of $6,458,469) were transferred to Vanguard Fiduciary Trust Company, which is the trustee and provides the investment management, recordkeeping, education and advice services for the ESIP. Active employees who were eligible to participate in the Unocal Savings Plan as of June 28, 2006 commenced participation in the ESIP under the provisions of the ESIP that are generally applicable to all eligible employees. In addition, terminated employees, alternate payees and beneficiaries who transferred their Unocal Savings Plan balance to the ESIP as of June 28, 2006 are eligible for the applicable provisions in the ESIP.
Plan Sponsor/Administrator. Chevron Corporation (the Corporation) is the Plan Sponsor and the Plan Administrator of the ESIP. It has the authority to appoint one or more trustees to hold the assets of the Plan and to appoint a recordkeeper. In its capacity as fiduciary, the Corporation makes such rules, regulations and computations and takes whatever action is necessary to administer the Plan in accordance with provisions of the Code and the Employee Retirement Income Security Act of 1974 (ERISA), as amended.
Eligibility. Employees of the Corporation and each other participating company (Company) or employees who are represented by a labor organization that has bargained for and agreed to participation in the Plan are eligible to participate in the Plan if they are on the U.S. payroll.
Contributions. Beginning in 2007, participants may contribute up to 75 percent of regular pay as combined basic (1 or 2 percent) and supplemental (up to 73 percent) contributions. In 2006, participants could contribute up to 50 percent of regular pay as combined basic (1 or 2 percent) and supplemental (up to 48 percent) contributions. The contribution limit for “highly compensated employees” was 25 percent of their regular pay. The maximum amount a participant can contribute on a before-tax and Roth 401(k) basis is the annual IRS

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 1 — Description of the Plan (Continued)
Contributions (Continued)
limit of $15,500 for participants under age 50 and $20,500 for participants age 50 and up in 2007 and $15,000 for participants under age 50 and $20,000 for participants age 50 and up in 2006. The Plan has a fixed match feature. The Company will match 4 percent of pay on the first 1 percent of the participant’s basic contribution to the Plan or 8 percent of pay on the first 2 percent of the participant’s basic contribution to the Plan.
Participant Accounts. Funds for the participant’s benefit are held in a number of Plan accounts. Employee contributions are comprised of basic and supplemental contributions and rollover contributions from other qualified retirement plans or from a rollover IRA, on a pre-tax, after-tax, or Roth 401(k) basis.
The Company matching contribution is made in Chevron stock to participants’ Leveraged ESOP or Chevron Stock accounts. Thereafter, in accordance with such procedures as the Corporation shall prescribe, a participant may elect to transfer the Chevron stock from the Company matching contribution to other investment funds, according to the Plan’s exchange rules. Participants have the option to receive dividends on shares in their Chevron Stock account as a taxable distribution, or the dividends will be automatically reinvested into their account. Employees are always fully vested in all contributions to their accounts, as well as the investment income earned from all contributions to the Plan.
Trustees. Vanguard Fiduciary Trust Company (Vanguard) is the trustee of the Plan. Vanguard is also the Plan’s recordkeeper. The trustee has the authority to manage the assets of the Plan in accordance with its terms and those of the trust agreement.
Leveraged ESOP. In December 1989, the ESOP borrowed a total of $1 billion from several banks and used the proceeds of the loans to purchase 14.1 million shares of the Corporation’s Common Stock from the Corporation. In October 1991, these loans were completely refinanced by the ESOP’s issuance to the public of registered debt securities. In July 1999, the outstanding ESOP debt was completely refinanced extending the ESOP term through the year 2016. Subsequently, accelerated principal payments were made, reducing the loan payment period to end by the year 2014. The ESOP indebtedness is guaranteed by the Corporation and will be repaid using dividends paid on the shares acquired by the ESOP and Company contributions. To enforce the ESOP’s obligation to pay holders of the registered debt securities, the holders have no recourse against the assets of the ESOP except that, to the extent permitted by the Code and ERISA, the holders will have rights to any cash contributions made by the participating companies to satisfy the ESOP’s obligations under the registered debt securities and to any earnings attributable to the investment of such contributions.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 1 — Description of the Plan (Continued)
Leveraged ESOP (Continued)
In light of the limited recourse that holders of the registered debt securities have against the ESOP, purchasers of the registered debt securities are cautioned to rely solely upon the creditworthiness of the Corporation and its obligations under its guarantee of the ESOP’s indebtedness. The principal amount outstanding as of December 31, 2007 and 2006 was $213,222,454. The rate on the loans as of December 31, 2007 and 2006 was fixed at 7.327%.
The scheduled amortization of the loan for the next 5 years and thereafter as of December 31, 2007 and 2006 are as follows:

2007
2008	$19,989,605
2009	19,989,605
2010	26,652,807
2011	26,652,807
2012	33,316,008
Thereafter	86,621,622

$213,222,454

2006
2007	$—
2008	19,989,605
2009	19,989,605
2010	26,652,807
2011	26,652,807
Thereafter	119,937,630

$213,222,454

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 1 — Description of the Plan (Continued)
Leveraged ESOP (Continued)
Unallocated ESOP shares are held in a suspense account and secure the Corporation’s guarantee of the ESOP indebtedness. As payments of principal and interest are made on the ESOP debt, shares are released from the suspense account. These released shares will be valued at the then current market price for allocation to participants who elect to contribute 1 or 2 percent of their regular pay to the Plan.
Participant Loans. The loan feature allows participants to borrow funds from their Plan account, subject to certain restrictions and limitations. Participants may borrow up to the lesser of $50,000 or 50% of their total vested account balance or the value of the account(s) used to fund the loan. The minimum loan is $1,000. The minimum term for repayment of any loan is 6 months and the maximum term is 5 years. However, the maximum term for repayment of a home loan is 25 years. Loans bear a fixed rate of interest equal to 2 percent plus the average one-year jumbo certificate of deposit rate, as published in The Wall Street Journal on the last Wednesday of the preceding month. Interest rates charged during 2007 and 2006 ranged from 4.12% to 12.00%. Most loan repayments are made through payroll deductions and the principal and interest paid by the participants are reinvested in the participants’ accounts.
Plan Termination. The Corporation expects to continue the ESIP indefinitely, but has the authority to amend or terminate the ESIP at any time. In the event of a plan termination, the trust fund shall continue until any previously unallocated assets of the Plan are allocated to accounts and distributed to participants or beneficiaries in accordance with applicable law and pursuant to written rules and procedures adopted by the Corporation prior to such termination. In addition, upon plan termination, neither the Corporation nor any other person shall have a liability or obligation to provide additional benefits. Participants or beneficiaries shall obtain benefits solely from the trust fund. The trustee will sell the shares of the Corporation’s Common Stock then held in the ESOP suspense account and apply the proceeds (together with any other assets in the suspense account) either to repay the ESOP indebtedness or to satisfy its obligation to indemnify the Corporation as guarantor of the indebtedness for any payments that must be made under the guarantee of the indebtedness. Any shares or proceeds remaining after the satisfaction of the obligations described in the preceding sentence will be allocated to the participants’ accounts and the value of such allocation will be offset against any future obligations of the Corporation to make Company contributions to the ESIP.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 1 — Description of the Plan (Continued)
Plan Expenses. Trustee and recordkeeping fees are netted from the net asset values. Administrative expenses relating to the Plan, including audit fees, are paid by the Plan. Certain Chevron employee and administrative costs are being reimbursed to the Corporation by the Plan.
NOTE 2 — Summary of Significant Accounting Policies
The financial statements of the ESIP are presented on the accrual basis of accounting. The following are the significant accounting policies followed by the Plan:
Net appreciation (depreciation) in fair value of investments includes realized gains and losses and unrealized appreciation or depreciation.
Investments in the core and supplemental options are valued on each business day on which the New York Stock Exchange is open for trading to reflect contributions, distributions, income, expenses, gains and losses. The difference between cost and market value represents unrealized appreciation or depreciation as of the reporting date. The valuation of the underlying securities in the Vanguard Brokerage Option are determined by Vanguard Brokerage Service daily. ESOP shares released from the suspense account are allocated based on the then-current market value.
Realized gains and losses on investments are based on sales proceeds less average cost. Sales and purchases between participants are included in realized gains and losses. Security purchases and sales are recorded as of the trade date for such transactions.
Dividend income earned on investments held and interest income earned on funds pending investment are recorded on an accrual basis.
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 3 — Investments
At December 31, 2007 and 2006, the following broad range of investment options were available to participants:
Tier 1: Core Funds

Fund Name	Fund Type
Chevron Leveraged ESOP	Company Stock
Chevron Stock	Company Stock
Vanguard Prime Money Market Fund	Money Market
Vanguard Total Bond Market Index Fund*	Fixed Income
Vanguard Balanced Index Fund*	Balanced
Vanguard Institutional Index Fund	Large-Cap Stock
Vanguard Total Stock Market Index Fund*	Growth and Income Stock
Vanguard Extended Market Index Fund*	Small-Cap Growth Stock
Vanguard Developed Markets Index Fund	International Stock

*	Effective September 1, 2006, these funds began offering Signal Shares instead of Investor Shares.
Tier 2: Supplemental Funds

Fund Name	Fund Type
Dodge & Cox Income Fund	Fixed Income
Vanguard GNMA Fund	Fixed Income
Vanguard Windsor II Fund	Large-Cap Value Stock
Vanguard PRIMECAP Fund	Large-Cap Growth Stock
Fidelity Dividend Growth Fund**	Large-Cap Blend Stock
Artisan Small Cap Value Fund	Small-Cap Value Stock
Artisan Mid Cap Fund**	Mid-Cap Growth Stock
Neuberger Berman Genesis Fund	Mid-Cap Blend Stock
Managers Special Equity Fund	Small-Cap Growth Stock
T.Rowe Price Small-Cap Stock Fund**	Small-Cap Blend Stock
American Funds EuroPacific Growth Fund	International Stock

**	As of September 1, 2006, the Fidelity Dividend Growth Fund was removed as an investment option and fund balance was transferred to the Vanguard Institutional Index Fund.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 3 — Investments (Continued)

**	As of September 1, 2006, the T. Rowe Price Small-Cap Stock Fund, which was a Plan investment that no longer accepted contributions or exchanges in as of January 1, 2004, was removed from the lineup and the fund balance was transferred to the Neuberger Berman Genesis Fund.

The Artisan Mid Cap Fund was reopened for investments effective June 28, 2006.
Tier 3: Vanguard Brokerage Option (VBO)
Through the Vanguard Brokerage Services, a participant may choose from approximately 2,600 mutual funds from Vanguard and other companies that are not included in the core or supplemental investment funds. There is a $50 annual fee charged to participants who use this option that is paid directly to Vanguard. Within each fund offered in the VBO additional fees may be charged, either accrued within a fund’s pooled price or charged directly on deposits or withdrawals depending upon the mutual fund.
Investments representing 5% or more of the Plan’s net assets available for benefits:

	December 31, 2007		December 31, 2006
	Participant	Non-Participant	Participant	Non-Participant
	Directed	Directed	Directed	Directed
	(thousands of dollars)		(thousands of dollars)

Chevron Corporation Common Stock	$—	$8,846,031	$—	$7,415,452
Vanguard Institutional Index Fund	1,235,394	—	1,172,262	—
Vanguard Prime Money Market Fund	889,020	119,939	820,484	58,200
NOTE 4 — Intra-Plan Transfers
During a Plan year, as payments of principal and interest are made on the ESOP loans, shares are released from the ESOP suspense account and are transferred to the Leveraged ESOP account and are available for benefits. These transfers represent a portion of the employer contribution and reimbursement for the cash dividends paid by the Corporation to those members holding ESOP shares that were used to service the ESOP debt.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007 AND 2006
NOTE 5 — Income Taxes
On September 18, 2003, the Internal Revenue Service (IRS) issued its determination that the Plan continues to be exempt from Federal income tax. The Plan has been amended since receiving the determination letter. The Corporation requested a determination letter in January 2007 for the Plan, as amended and to reflect the integration of the Unocal Savings Plan. In the opinion of the Corporation, the Plan, as amended, continues to be qualified as to form. Accordingly, no provision for federal or state income taxes has been made.
The Corporation has reviewed the Plan’s administrative procedures and is of the opinion that they are in accordance with technical compliance requirements of ERISA.
NOTE 6 — Risks and Uncertainties
The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes, both positive and negative, in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.
NOTE 7 — New Accounting Pronouncement
FASB Statement No. 157, Fair Value Measurements, is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. FASB Statement No. 157 defines fair value, establishes a framework for measuring fair value in GAAP, and expands disclosures about fair value measurements. The Plan is currently studying the impact of the provisions of FASB No. 157, Fair Value Measurements.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
EIN 94-0890210 PLAN NO. 001
SCHEDULE H — PART IV, LINE 4(i) — SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2007
(thousands of dollars)

(a)	(b)	(c)		(d)	(e)
					Current
	Identity of issue	Description of investment	Shares/units	Cost	value

*	Chevron Corporation	Common Stock	94,782,287	$2,933,203	$8,846,031
*	Vanguard Institutional Index Fund	Registered Investment Company	9,209,736	1,047,265	1,235,394
*	Vanguard Prime Money Market Fund	Registered Investment Company	1,008,959,079	1,008,959	1,008,959
*	Vanguard Developed Markets Index Fund	Registered Investment Company	45,883,502	508,550	622,639
*	Vanguard Total Bond Market Index Fund	Registered Investment Company	61,217,606	609,941	621,971
*	Vanguard PRIMECAP Fund	Registered Investment Company	8,249,330	471,471	594,364
*	Vanguard Windsor II Fund	Registered Investment Company	18,846,044	549,905	589,128
*	Vanguard Balanced Index Fund	Registered Investment Company	15,211,659	312,751	331,310
*	Vanguard Extended Market Index Fund	Registered Investment Company	9,604,587	308,193	329,341
	American Funds EuroPacific Growth Fund	Registered Investment Company	4,898,548	219,564	249,189
*	Vanguard Total Stock Market Index Fund	Registered Investment Company	7,218,173	229,314	246,356
*	Vanguard Brokerage Option	Vanguard Brokerage Option	—	181,768	201,207
	Neuberger Berman Genesis Fund	Registered Investment Company	3,299,479	151,752	162,598
	Artisan Small Cap Value Fund	Registered Investment Company	9,120,694	155,526	126,413
*	Vanguard GNMA Fund	Registered Investment Company	11,988,879	123,487	124,325
	Dodge and Cox Income Fund	Registered Investment Company	6,906,788	87,505	86,404
	Artisan Mid Cap Fund	Registered Investment Company	1,906,783	62,358	58,996
	Managers Special Equity Fund	Registered Investment Company	690,008	55,919	44,340
*	Participant Loans	Range of interest (4.12% - 12.00%)		—	103,664

	Total investments				$15,582,629

*	Party-in-interest as defined by ERISA.

CHEVRON EMPLOYEE SAVINGS INVESTMENT PLAN
EIN 94-0890210 PLAN NO. 001
SCHEDULE H — PART IV, LINE 4(j) — SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 2007
(thousands of dollars)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
					Expense		Current value
Identity of	Description	Purchase	Selling	Lease	incurred with	Cost of	of asset on	Net gain
party involved	of asset	price	price	rental	transaction	asset	transaction date	or (loss)

Category (iii) — Series of Transactions (Aggregate) in Excess of 5% of Plan Assets
Chevron Corporation*	Common Stock	$633,921	$—	N/A	$—	$633,921	$633,921	$—
Chevron Corporation*	Common Stock	—	1,155,461	N/A	—	508,996	1,155,461	646,465

There were no category (i), (ii) or (iv) reportable transactions during the year ended December 31, 2007.

*	Party-in-interest as defined by ERISA.